Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

United Parcel Service, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee calculation rule	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Fee rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.01 par value per share	Rule 457(a)	25,000,000	(1)(2)	$97.46	(3)	$2,436,500,000	0.0001381	$336,481
	Total offering amounts						$2,436,500,000		$336,481
	Total Fee Offsets								—
	Net Fee Due								$336,481
(1)The amount registered represents additional shares of Common Stock issuable under the 2026 Plan.
(2)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of class A common stock, par value $0.01 per share (the “Common Stock”) of United Parcel Service, Inc. (the “Registrant”) that become issuable under the United Parcel Service, Inc. 2026 Omnibus Incentive Compensation Plan (the “2026 Plan”) to prevent dilution in the event of stock splits, stock dividends or similar transactions.
(3)The fee calculation is estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $97.46, which represents the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 5, 2026.